Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11651, 333-21593, 333-42536, 333-42538, 333-42540, 333-71872, 333-80225, 333-117637, 333-117638, 333-118952 and 333-128423 on Form S-8 and Registration Statement Nos. 333-90066 and 333-109807 on Form S-3 of Aspen Technology, Inc. of our report on the consolidated financial statements of Aspen Technology, Inc. dated September 28, 2006 (November 14, 2006 as to the effects of the restatement discussed in Note 17 under the caption “Second Restatement” and March 14 as to the effects of the restatement discussed in Note 17 under the caption “Third Restatement”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatements of the Company’s consolidated financial statements described in Note 17 and the adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payment described in Note 8) and of our report relating to management’s report on the effectiveness of internal control over financial reporting dated September 28, 2006 (November 14, 2006 as to the effect of the material weakness related to forfeiture rates used to calculate stock-based compensation expense and March 14, 2007 related to the accounting for foreign currency transactions related to the consolidation of foreign subsidiaries discussed in Management’s Report on Internal Control over Financial Reporting (as revised)) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of Aspen Technology, Inc. for the year ended June 30, 2006.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 14, 2007